EXHIBIT 5.1

                                             November 25, 1998

Arch Coal, Inc.
City Place One, Suite 300
St. Louis, Missouri 63141

      Re: Deferred Compensation Plan -- Registration Statement on Form S-8

Ladies and Gentlemen:

            We are acting as special counsel for Arch Coal, Inc., a Delaware corporation (the "Company"), in connection with various legal matters relating to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the registration of $10,000,000 in deferred compensation obligations (the "Obligations") of the Company under the Arch Coal, Inc. Deferred Compensation Plan (the "Plan").

            We are familiar with the proceedings undertaken in connection with the authorization of the Plan and the Obligations. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

            In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

            We are opining herein as to the effect on the subject transaction only of the federal securities law of the United States and the General
Corporation Laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

            We express no opinion as to the applicability or effect of (i) any bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, or (ii) general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

            Based on the foregoing and in reliance thereon and subject to the qualifications and limitations stated herein, we are of the opinion that:

      (1) The Company is a corporation validly existing in good standing under the laws of the State of Delaware;

      (2) The Obligations have been duly authorized, and upon the issuance of the Obligations under the terms of the Plan, such Obligations will be legally valid and binding obligations of the Company, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Obligations' offering. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Very truly yours,

                                          /s/ Bryan Cave LLP

                                          Bryan Cave LLP